EXHIBIT (a)(1)(vi)

SCREEN SHOTS OF OFFER WEBSITE

I. LOGIN SCREEN

ADVANCED MICRO DEVICES, INC.

Welcome to the Advanced Micro Devices, Inc. Offer to Exchange Certain Outstanding Options to Purchase Common Stock For a Number of Replacement Options website.

Please enter your User Name (NT Login ID) and Password (date of birth in mmddyyyy format)

User Name:
(not case sensitive)

Password:
(not case sensitive)

II. WELCOME SCREEN

WELCOME TO THE ADVANCED MICRO DEVICES, INC. OFFER TO EXCHANGE

CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS WEBSITE

We are pleased to announce that Advanced Micro Devices, Inc. (“AMD” or the “Company”) is officially launching its Offer to Exchange Certain Outstanding Options to Purchase Common Stock For a Number of Replacement Options (referred to as the “Offer to Exchange” or the “Offer”), on June 29, 2009. The Offer and withdrawal rights will remain open until July 27, 2009 at 11:00 p.m., U.S. Central Time, unless the Offer is extended. You may take advantage of the Offer to Exchange with respect to your Eligible Options (as defined below).

An option will be deemed to be an “Eligible Option” if it meets each of the following conditions:

(i)	The option has an exercise price greater than $6.34.

(ii)	The option was granted prior to June 29, 2008.

(iii)	The option has an expiration date after July 27, 2010.

(iv)	The option was granted under one of the Company’s equity plans (i.e., 1992 Stock Incentive Plan, 1996 Stock Incentive Plan, 1998 Stock Incentive Plan, 2000 Stock Incentive Plan, 2004 Equity Incentive Plan and the ATI Technologies Inc. Share Option Plan).

(iv)	The option is held by an individual who is, on the date of grant of the new option, a current employee of the Company (or any majority-owned subsidiaries of the Company). However, executive officers of the Company and members of the Company’s Board of Directors are not eligible to participate.

(v)	The option is outstanding on the expiration date of the Offer.

The specifics of the program are described in the Tender Offer Statement on Schedule TO filed with the SEC and the related exhibits, which include the Offer to Exchange and the Election Form. We encourage you to read the Tender Offer Statement on Schedule TO and all the related exhibits carefully. The Tender Offer Statement on Schedule TO is available by clicking on this hyperlink: https://amd.equitybenefits.com.

You may call the Option Exchange Helpline at 512-602-1174 with any questions.

To elect to participate in the Offer with respect to your Eligible Options please see the key steps described below.

Key Steps

In order to participate in the Offer, please follow these steps:

•	Please review the following important documents for detailed information on the Offer to Exchange by clicking on the links below:

1.	Offer to Exchange

2.	E-mail from Compensation and Stock Administration, dated June 29, 2009

3.	Summary of Stock Option Exchange Program

4.	Election Form

5.	Instructions Forming Part of the Terms and Conditions of the Offer (the “Instructions”)

6.	Agreement to Terms of Election (“Election Agreement”)

7.	2004 Equity Incentive Plan, as Amended and Restated (the “2004 Equity Incentive Plan”)

8.	Forms of Option Agreements

•

Click on the MAKE AN ELECTION button below to proceed with your election. You will need to check the appropriate boxes next to each of your Eligible Options to indicate whether or not you are tendering your Eligible Options for exchange in accordance with the terms of the Offer.

•

After completing the Election Form, you will be allowed to review the elections you have made with respect to your Eligible Options. If you are satisfied with your elections, you will proceed to the Election Agreement page. Only after you agree to the Election Agreement will you be directed to the Election Confirmation Statement page.

•

Please print and retain a copy of your Election Confirmation Statement for your records. You will also receive an e-mail confirming your election. If you do not receive a confirming e-mail within 48 hours following the date of your election, please contact the Option Exchange Helpline at the number listed above.

KEY DATES TO REMEMBER

The commencement date of the Offer is June 29, 2009.

The Offer expires at 11:00 p.m., U.S. Central Time, on July 27, 2009 (unless we extend the Offer).

The Eligible Options that have been tendered will be cancelled on July 27, 2009 or, if the Offer is extended, the new expiration date of the Offer.

The new options will be granted on July 27, 2009, or, if the Offer is extended, the new expiration date of the Offer.

MAKE AN ELECTION        RETURN TO LOGIN PAGE

III. ELECTION FORM

ADVANCED MICRO DEVICES, INC.

ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS

THE OFFER EXPIRES AT 11:00 P.M., CENTRAL TIME, ON JULY 27, 2009, UNLESS THE

OFFER IS EXTENDED

Name:

Address:

Before making your election, please make sure you have received, read and understand the documents that make up this Offer (listed below the table of Eligible Stock Options).

Eligible Stock Options:

Original Grant Date	Expiration Date	Option Number	Exercise Price Per Share	Shares Subject to Eligible Options	Shares Vested	Shares Unvested	Exchange Ratio	Exchange Entire Eligible Option?

								Yes	No

								Yes	No

Important Offer Documents:

(1) the Offer to Exchange Certain Outstanding Options to Purchase Common Stock For a Number of Replacement Options (the “Offer to Exchange”);

(2) e-mail from Compensation and Stock Administration, dated June 29, 2009;

(3) the Summary of Stock Option Exchange Program;

(4) this Election Concerning Exchange of Stock Options form (this “Election Form”);

(5) the Instructions Forming Part of the Terms and Conditions of the Offer (the “Instructions”) (as set forth below);

(6) the Agreement to Terms of Election;

(7) the 2004 Equity Incentive Plan, as amended and restated; and

(8) the forms of option agreements.

The Offer is subject to the terms of these documents as they may be amended. The Offer provides eligible employees who hold eligible stock options the opportunity to exchange these options for new options as set forth in Section 1 of the Offer to Exchange. This Offer expires at 11:00 p.m., Central Time, on July 27, 2009, unless extended.

If you wish to participate in the Offer, please check the “Yes” box in the “Exchange Entire Eligible Option” column. Please note that if the “No” box is checked under the “Exchange Entire Eligible Option” column, the eligible option will not be exchanged and your eligible option will remain outstanding subject to its original terms.

In accordance with the terms outlined in the Offer documents if you elect to exchange your Eligible Options, you will receive a new option covering the number of shares as determined by the exchange ratios (rounded down to the nearest whole number of shares with respect to each option on a grant-by-grant basis), as described in Section 1 of the Offer to Exchange. Replacement options granted in exchange for vested shares of the surrendered options at the time they were surrendered for cancellation will fully vest on the one-year anniversary of the replacement option grant date. Replacement options granted in exchange for unvested shares of the surrendered options at the time they were surrendered for cancellation will vest as to 50% on the one-year anniversary of the replacement option grant date and as to the remaining 50% on the two-year anniversary of the replacement option grant date. See Section 8 of the Offer to Exchange for further details. Vesting on any date is subject to your continued service to the Company or its majority-owned subsidiaries through each relevant vesting date. You will lose your rights to all exchanged options that are cancelled under the Offer.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

In making this election, you agree that AMD may use, collect and transfer your personal data for the purpose of implementing, administering and managing your participation in the Offer to Exchange. Such personal data may be transferred to AMD and to any third parties assisting AMD with the Offer to Exchange, and these recipients may be located in the U.S. or elsewhere.

Please note that you may change your election by submitting a new properly completed and signed Election Form prior to the expiration date, which will be 11:00 p.m., Central Time, on July 27, 2009, unless we extend the Offer. The last valid election in place prior to the expiration of the Offer shall control.

INSTRUCTIONS FORMING PART OF THE

TERMS AND CONDITIONS OF THE OFFER

1. Delivery of Election Form. A properly completed and duly executed Election Form must be received by AMD by 11:00 p.m. Central Time on July 27, 2009 (unless the Offer is extended). We will not accept delivery of any Election Form after expiration of the Offer. If we do not receive a properly completed and duly executed Election Form (either electronically through the Offer website or through a paper Election Form) from you before the expiration of the Offer, we will not accept your eligible options for exchange and such eligible options will not be exchanged pursuant to the Offer.

If you are not able to submit your election electronically via the Offer website as a result of technical failures, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the Offer website for any reason (including lack of internet services), you must complete a paper Election Form and return it to Stock Administration at AMD via facsimile at 512-602-5809 before 11:00 p.m. Central Time on July 29, 2009 (unless the Offer is extended). To obtain a paper Election Form, please either print the Election Form from the Offer website or contact Stock Administration via e-mail at HRSC.Stockadministration@amd.com or call the Option Exchange Helpline at 512-602-1174.

AMD intends to confirm the receipt of your Election Form by e-mail within 48 hours. If you have not received an e-mail confirmation after 48 hours have elapsed, we recommend that you confirm that we have received your Election Form by calling the Option Exchange Helpline at 512-602-1174.

You may change your mind after you have submitted an Election Form and submit a new Election Form at any time before the expiration date, which is expected to be July 27, 2009, at 11:00 p.m. Central Time, unless the Offer is extended. If we extend the expiration date, you may submit a new Election Form with respect to some or all of your eligible options at any time until the extended Offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form we receive before 11:00 p.m. Central Time on the expiration date.

To validly change your election, you must access the Offer website at https://amd.equitybenefits.com and complete and deliver a new Election Form electronically or fill-out and deliver a new paper Election Form to Stock Administration at AMD via facsimile at 512-602-5809 prior to the expiration of the Offer. You should print or make a copy of your new Election Form and confirmation statement (if you submit electronically) and keep those documents for your records.

Participation in the Offer is completely voluntary. If you elect not to exchange some or all of your eligible options pursuant to the Offer, then you will retain those eligible options under their original terms.

2. Exchange. If you intend to exchange your eligible options pursuant to the Offer, you must access your account at the Offer website at https://amd.equitybenefits.com, properly complete and duly execute the Election Form or fill out and properly submit a duly executed and dated paper Election Form.

3. Signatures on This Election Form. You must electronically sign the Election Form if you submit your election through the Offer website. If you submit a paper Election Form you must physically sign the Election Form.

4. Requests for Assistance or Paper Copies. If you need paper copies of the Offer documents or the Election Form, you should contact the Option Exchange Helpline at 512-602-1174 or Stock Administration via electronic mail at HRSC.Stockadministration@amd.com. Copies will be furnished promptly at AMD’s expense. You can also view and print documents at https://amd.equitybenefits.com.

For general questions concerning the Offer, please call the Option Exchange Helpline at 512-602-1174.

5. Reservation of Rights. The Company reserves the right, at our discretion, at any time, to extend the period of time during which the Offer is open and delay the acceptance for exchange of any options. If we extend the expiration date, we will also extend your right to make or withdraw elections with respect to eligible options until such extended expiration date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 8:00 a.m., Central Time, on the next U.S. business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer by giving written notice of the termination or postponement to you or by making a public announcement of the termination.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, to amend the Offer in any respect, including by decreasing or increasing the consideration offered in the offer or by decreasing or increasing the number of options being sought in the Offer.

6. Important Tax Information. If you are a U.S. tax resident, you should refer to Section 13 of the Offer to Exchange, which contains material U.S. federal income tax information concerning the Offer. If you are subject to the tax laws of a country other than the United States, even if you are a resident of the United States, you should be aware that there may be other tax consequences that may apply to you. Tax consequences may vary depending on each individual employee’s circumstances. Included as part of the Offer to Exchange are disclosures regarding the material tax consequences of the Offer in countries other than the United States. You should review these disclosures carefully before deciding whether or not to participate in the Offer. (See Schedule A below for additional information.)

We strongly recommend that you consult your financial, legal and/or tax advisors with respect to the federal, state and local tax consequences of participating or not participating in the Offer.

7. Copies. You should print or make a copy of your completed and signed Election Form and retain it for your records.

8. Paper Delivery. Please remember that if you are not able to submit your election electronically via the Offer website as a result of technical failures of the Offer website, such as the Offer website being unavailable or the Offer website not accepting your election, or if you do not otherwise have access to the Offer website for any reason (including lack of internet services), you must complete a paper Election Form and return it to Stock Administration at AMD via facsimile at 512-602-5809 before 11:00 p.m., Central Time, on July 27, 2009 (unless the Offer is extended). To obtain a paper Election Form, please either print this Election Form or contact Stock Administration via electronic mail at HRSC.Stockadministration@amd.com or call the Option Exchange Helpline at 512-602-1174.

IMPORTANT: IN ORDER FOR YOU TO PARTICIPATE, A VALID, COMPLETED

AND SIGNED ELECTION FORM MUST BE RECEIVED BY THE COMPANY BY 11:00 P.M.

CENTRAL TIME ON JULY 27, 2009 (UNLESS WE EXTEND THE OFFER).

RETURN TO WELCOME PAGE        NEXT

IV. ELECTION EXCHANGE REVIEW

ADVANCED MICRO DEVICES, INC.

Election Exchange Review

You have made the following election with respect to your eligible options:

Original Grant Date	Expiration Date	Option Number	Exercise Price Per Share	Shares Subject to Eligible Options	Shares Vested	Shares Unvested	Exchange Ratio	Exchange Entire Eligible Option?

								Yes	No

								Yes	No

Please note that you may change your election by submitting a new properly completed and signed Election Form prior to the expiration date, which will be 11:00 p.m., Central Time, on July 27, 2009, unless we extend the Offer. The online Election Form is considered to be “signed” if you select “I Agree” on the Agreement to Terms of Election.

Is this information correct? If yes, click PROCEED TO ELECTION AGREEMENT to continue. If no, click RETURN TO PREVIOUS SCREEN.

RETURN TO PREVIOUS SCREEN        PROCEED TO ELECTION AGREEMENT

V. AGREEMENT TO TERMS OF ELECTION

ADVANCED MICRO DEVICES, INC.

AGREEMENT TO TERMS OF ELECTION

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFERING DOCUMENTS.

If you would like to participate in the Offer, please indicate your election by checking the applicable boxes on the Election Form and submitting the Election Form electronically via the Offer website. If submitting a paper Election Form, please return the completed and signed Election Form to Stock Administration at AMD via facsimile at 512-602-5809 before 11:00 p.m. Central Time on July 27, 2009, unless the Offer is extended.

You may withdraw this election by submitting a new properly completed and signed Election Form prior to the expiration date which will be 11:00 p.m. Central Time on July 27, 2009, unless we extend the Offer.

By electing to exchange my eligible options, I understand and agree to all of the following:

1. I hereby agree to exchange my eligible options for replacement options as indicated on the Election Form in accordance with the terms of the Offer as set forth in the Offer to Exchange, dated June 29, 2009, of which I hereby acknowledge receipt. Each eligible option indicated on the Election Form will be cancelled on July 27, 2009 or, if the Offer is extended, on the extended expiration date. A replacement option will be granted to me on July 27, 2009 in accordance with the terms of the Offer or, if the Offer is extended, on the expiration of the Offer.

2. The Offer is currently set to expire at 11:00 p.m. Central Time on July 27, 2009, unless the Company, in its discretion, extends the period of time during which the Offer will remain open.

3. If I cease to be employed by AMD or any of our majority-owned subsidiaries before AMD grants me replacement options in exchange for my eligible options, I will not receive any replacement options. Instead, I will keep my current eligible options and they will expire in accordance with their terms.

4. Until the Offer expires on July 27, 2009, I will have the right to amend or withdraw the elections that I have made with respect to some or all of my eligible options that I elected to exchange. However, after that date I will not be able to amend or withdraw my election. The last properly submitted election, whether electronically or in paper form, prior to the expiration of the Offer shall be binding. Until the Offer period closes on July 27, 2009, I may withdraw my tendered eligible options at any time prior to AMD’s acceptance

5. The tender of some or all of my eligible options will constitute my acceptance of all of the terms and conditions of the Offer. Acceptance by AMD of my eligible options pursuant to the Offer will constitute a binding agreement between AMD and me upon the terms and subject to the conditions of the Offer.

6. I am the registered holder of the eligible options tendered hereby, and my name and other information appearing on the Election Form are true and correct.

7. I am not required to tender any of my eligible options pursuant to the Offer – my participation is voluntary.

8. AMD and/or any independent firms hired by AMD with respect to the offer cannot give me legal, tax or investment advice with respect to the offer and I have been advised to consult with my own legal, tax and investment advisors as to the consequences of participating or not participating in the Offer.

9. Under certain circumstances set forth in the Offer to Exchange, AMD may terminate or amend the Offer and postpone its acceptance of the eligible options I have elected to exchange. Should the eligible options tendered herewith not be accepted for exchange, such eligible options will continue to be governed by their original terms and conditions.

10. I understand that if I do not clearly mark the box electing to exchange each of my eligible options on the Election Form, such eligible options will not be exchanged.

11. I understand that neither AMD nor the Compensation Committee of the Board of Directors nor the Board of Directors of AMD is making any recommendation as to whether I should elect to exchange my eligible options, and that I must make my own decision whether to exchange my eligible options, taking into account my own personal circumstances and preferences. I understand that the exchanged options may decline in value when I decide to exercise such options. I further understand that past and current market prices of AMD common stock may provide little or no basis for predicting what the market price of AMD common stock will be when AMD grants me replacement options in exchange for my tendered eligible options or at any other time in the future.

12. I agree to all terms and conditions of the Offer as set forth in the offering documents, including (1) the Offer to Exchange; (2) the e-mail from Compensation and Stock Administration, dated June 29, 2009; (3) the Summary of Stock Option Exchange Program; (4) the Election Form; (5) the Instructions Forming Part of the Terms and Conditions of the Offer; (6) this Agreement to Terms of Election; (7) the 2004 Equity Incentive Plan, as amended and restated, and (8) the forms of option agreements.

SIGNATURE OF OPTIONEE

(signature required only for paper forms submitted via facsimile at 512-602-5809)

(Signature of Optionee or Authorized Signatory)

(Optionee’s Name – please print in full)

Date:             , 2009

Address (if different than cover page):

Office Telephone: ( )

E-mail Address:

If you are not able to submit your election electronically via the Offer website as a result of technical failures of the website, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the Offer website for any reason (including lack of internet services), you must complete a paper Election Form and return it to Stock Administration at AMD via facsimile at 512-602-5809 before 11:00 p.m., Central Time, on July 27, 2009 (unless the Offer is extended). To obtain a paper Election Form, please either print this Election Form or please contact Stock Administration via electronic mail at HRSC.Stockadministration@amd.com or call the Option Exchange Helpline at 512-602-1174.

DELIVERY OF YOUR PAPER ELECTION FORM OTHER THAN VIA FACSIMILE

OR TO A NUMBER OTHER THAN THE FACSIMILE

NUMBER ABOVE, WILL NOT CONSTITUTE VALID DELIVERY.

RETURN TO PREVIOUS SCREEN        I AGREE

VI. PRINT CONFIRMATION

ADVANCED MICRO DEVICES, INC.

PRINT CONFIRMATION

Your election information has been recorded as follows:

Original Grant Date	Expiration Date	Option Number	Exercise Price Per Share	Shares Subject to Eligible Options	Shares Vested	Shares Unvested	Exchange Ratio	Exchange Entire Eligible Option?

								Yes	No

								Yes	No

PRINT THIS PAGE: by clicking the PRINT A CONFIRMATION button below and save a copy. This will serve as the Election Confirmation Statement in the event our system does not register your election or provide you with an e-mailed “Election Confirmation Statement” after your submission. If you do not receive a confirmation e-mail within 48 hours after your submission, please forward a copy of your printed Electronic Confirmation Statement via e-mail to HRSC.Stockadministration@amd.com.

PRINT A CONFIRMATION                    LOGOUT                     RETURN TO WELCOME PAGE

VII. CONTACT INFORMATION

ADVANCED MICRO DEVICES, INC.

CONTACT INFORMATION

To contact AMD for general question concerning the Offer, please contact Stock Administration at HRSC.Stockadministration@amd.com or call the Option Exchange Helpline at 512-602-1174.

All inquiries will be responded to by the end of the following business day.

RETURN TO WELCOME PAGE